Exhibit 97.1

BLOOMIN’ BRANDS, INC. COMPENSATION RECOVERY POLICY HR14

Bloomin’ Brands, Inc. (the “Company”) is committed to a high standard of business conduct and integrity and to conducting its business activities in compliance with applicable laws, including those laws applicable to the Company as a publicly traded company. This Compensation Recovery Policy (“Policy”) establishes the policy of the Company with respect to the recovery of certain compensation paid to Covered Executive Officers, as defined herein, consistent with our business standards and applicable law.
To the extent this Policy applies to compensation payable to a person covered by this Policy, it shall be the only clawback policy applicable to such compensation and no other clawback policy shall apply; provided that, if such other policy provides that a greater amount of such compensation shall be subject to clawback, such other policy shall apply to the amount in excess of the amount subject to clawback under this Policy. This Policy shall be interpreted to comply with the clawback rules found in 229 C.F.R. §240.10D and the related listing rules of the national securities exchange or national securities association (“Exchange”) on which the Company has listed securities, and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

1. Definitions. For purposes of this Policy, the following definitions shall apply:
“Covered Executive Officer” means each individual who is an Executive Officer at any time on or after the Effective Date. Each Covered Executive Officer shall continue to be subject to this Policy following the termination of his or her status as an Executive Officer (including as a result of termination of employment), only with respect to Erroneously Awarded Compensation granted, paid or awarded in respect of his or her services as an Executive Officer.
“Executive Officer” means the Company’s current and former executive officers, as determined by the Company’s Board of Directors (“Board”) in accordance with Section 10D of the Securities Exchange Act of 1934 and the listing standards of the national securities exchange on which the Company's securities are listed, and such other employees who may from time to time be deemed subject to the Policy by the Board.
“Effective Date” means April 18, 2023.
“Incentive Compensation” means any cash or equity-based compensation for which the grant, earning, payment, or vesting (or any portion thereof) is or was predicated upon the achievement of specified financial results.
“Material Financial Restatement” occurs when one or more previously publicly disclosed financial statements of the Company are subsequently restated and republished: (a) to correct material non-compliance with any financial reporting requirements under applicable securities laws, as determined in the discretion of the Board or (b) to correct errors that are not material to compliance with financial reporting requirements applicable to previously issued financial statements, but would result in a
Effective Date: December 17, 2014
Amended: April 17, 2023
Approved by: Board of Directors
Policy #:HR14

material misstatement if the errors were left uncorrected in the current filing or the error correction was recognized in the current period, and shall exclude any restatement required due to changes in accounting rules or standards or changes in applicable law. The Board shall take into consideration any applicable interpretations of the Exchange in determining whether a financial restatement qualifies as a Material Financial Restatement for purposes of this Policy.
2. Erroneously Awarded Compensation.
The amount of Incentive Compensation subject to this Policy (“Erroneously Awarded Compensation”) is the amount of Incentive Compensation received by the Covered Executive Officer that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid. If the Board cannot determine the amount of Erroneously Awarded Compensation received by the Covered Executive Officer directly from the information in the Material Financial Restatement, then it will make its determination based on a reasonable estimate of the effect of the Material Financial Restatement. For purposes hereof, Incentive Compensation is considered ‘received’ when the applicable financial reporting measure performance goal specified in the award is attained, even if the payment or grant occurs later.
For clarity, Erroneously Awarded Compensation specifically excludes cash and equity-based compensation for which the grant, payment, or vesting is not or was not predicated upon the attainment of specified financial results, such as salary, discretionary bonus and equity awards predicated upon the attainment of subjective standards, time-based vesting periods and strategic/operational goals.

3. Forfeiture and Reimbursement.
In the event of a Material Financial Restatement, the Company will require, to the fullest extent permitted by applicable law, that any Covered Executive Officer forfeit and/or reimburse to the Company reasonably promptly the full amount of any Erroneously Awarded Compensation received by such Covered Executive Officer(s) during the three (3) completed fiscal years immediately preceding the date on which the Company concludes that it must file a Material Financial Restatement or the date a governing authority directs the Company to file a Material Financial Restatement, except to the extent one or the following circumstances applies:

(i)the direct expense paid to a third party to assist in enforcing this Policy and recover the forfeiture and/or reimbursement would exceed the amount to be recovered and the Company has made a determination that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Recoverable Compensation based on expense of enforcement, the Company will make a reasonable attempt to recover such Recoverable Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange;

(ii)recovery would violate applicable home country law in effect prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company will obtain an opinion of home country counsel acceptable to the Exchange, that recovery would result in such a violation and will provide such opinion to the Exchange; or

Effective Date: December 17, 2014
Amended: April 17, 2023
Approved by: Board of Directors
Policy #:HR14

(iii)recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

To the extent that a Covered Executive Officer does not make reimbursement to the Company under this Policy within a reasonable time following demand by the Company, or any shares of Erroneously Awarded Compensation have been sold by the Covered Executive Officer, the Company shall have the right to reduce, cancel or withhold against outstanding, unvested, vested or future cash or equity-based compensation, or require a substitute form of reimbursement, all as determined in the discretion of the Board and to the extent permitted under applicable law.
4. No Indemnification or Insurance. The Company will not insure or indemnify any Covered Executive Officer against the loss of Erroneously Awarded Compensation pursuant to this Policy.
5. Authority and Interpretations. This Policy generally will be administered and interpreted by the Board. Any determination by the Board with respect to this Policy shall be final, conclusive and binding on all interested parties. The determinations of the Board under this Policy need not be uniform with respect to all Covered Executive Officers. The Board may from time-to-time delegate any or all of its rights, authority, and obligations under this Policy to a Committee of the Board. In the event of any such delegation, all authority granted under this Policy in the discretion of the Board shall include and be a reference to the discretion of such Committee. The Board shall have the right from time-to-time to re-assume any such rights, authority, or obligations so delegated.
The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy.
The rights of the Company under this Policy to seek forfeiture or reimbursement are not exclusive remedies and do not preclude any other recourse by the Company.
The Board may, from time-to-time, suspend, discontinue, revise, or amend this Policy in any respect whatsoever. The Board may terminate this Policy at any time.

Effective Date: December 17, 2014
Amended: April 17, 2023
Approved by: Board of Directors
Policy #:HR14